Exhibit 99.3

Terremark Worldwide, Inc.

OFFER TO EXCHANGE
Up to $470,000,000 Aggregate Principal Amount of
12.0% Senior Secured Notes due 2017
for
a Like Principal Amount of
New 12.0% Senior Secured Notes due 2017
that have been registered under the Securities Act of 1933, as amended
Pursuant to the Prospectus Dated          , 2010

To Our Clients:

Enclosed for your consideration is a Prospectus dated          , 2010 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”) relating to the offer of Terremark Worldwide, Inc., a Delaware corporation (the “Company”), to exchange up to $470,000,000 aggregate principal amount of the Company’s outstanding, unregistered 12.0% Senior Secured Notes due 2017, or the “Original Notes” for a like principal amount of registered 12.0% Senior Secured Notes due 2017, or the “New Notes” that are registered under the Securities Act of 1933, as amended, pursuant to a registration statement, of which the Prospectus is a part, upon the terms and subject to the conditions described in the Prospectus and the related Letter of Transmittal (the “Exchange Offer”). The Exchange Offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of June 24, 2009, among the Company, the Guarantors signatory thereto and the Initial Purchasers.

This material is being forwarded to you as the beneficial owner of the Original Notes carried by us for your account but not registered in your name. A tender of your Original Notes may be made only by us as the holder of record and pursuant to your instructions, unless you obtain a properly completed bond power from us or arrange to have the Original Notes registered in your name.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Please forward your instructions to us as promptly as possible in order to permit us to tender the Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 5:00 p.m., New York City time, on          , 2010 (such date and time, the “Expiration Date”), unless extended by the Company. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

Your attention is directed to the following:

1. The Exchange Offer is for any and all Original Notes.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “Exchange Offer — Conditions to the Exchange Offer.”

3. The Exchange Offer expires at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Company.

If you wish to have us tender your Original Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Original Notes, unless you obtain a properly completed bond power from us or arrange to have the Original Notes registered in your name.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of this letter and the enclosed materials referred to herein relating to the Company’s Exchange Offer with respect to the Original Notes.

This will instruct you to tender the Original Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐ Please tender the Original Notes held by you for the account of the undersigned as indicated below:

12.0% Senior Secured Notes due 2017	Aggregate Principal Amount of Original Notes
$
(must be an integral multiple of $1,000)

☐ Please do not tender the Original Notes held by you for the account of the undersigned.

Signature(s)

Name (please print):

Name (please print):

Dated: , 20

Address(es):

Area Code(s) and Telephone Number(s)

Tax Identification or Social Security Numbers:

None of the Original Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Original Notes held by us for your account.

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